UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ALPHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	22-2095212 (I.R.S. Employer Identification No.)

440 Route 22 East
Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which each
to be so registered	class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A.
Securities to be registered pursuant to Section 12(g) of the Act: None.

AMENDMENT NO. 1 TO FORM 8-A
Alpharma Inc. (the “Company”) hereby amends the following items, exhibits or other portions of its Form 8-A filed on September 5, 2008, related to the Rights Agreement dated as of September 1, 2008 (as the same may be amended from time to time, the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent, as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A is hereby supplemented as follows:
     On November 23, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, King Pharmaceuticals, Inc., a Tennessee corporation (“King”), and Albert Acquisition Corp., a Delaware corporation and wholly owned subsidiary of King (“Acquisition Sub”), pursuant to which King has agreed to cause Acquisition Sub to amend its outstanding offer to purchase any and all of the outstanding shares of Class A Common Stock, par value $.20 per share, of the Company (the “Class A Common Stock”), including the Rights issued pursuant to the Rights Agreement, to reflect the terms and conditions of the Merger Agreement, including a purchase price of $37.00 per share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer”), which Offer will be followed by a merger of Acquisition Sub with and into the Company (the “Merger”), subject to satisfaction or waiver of the conditions therein. In connection with the Merger Agreement, the Company and Computershare Trust Company, N.A., as Rights Agent, entered into the First Amendment to the Rights Agreement dated as of November 23, 2008 (the “Amendment”). The Amendment amends the Rights Agreement to render the Rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.
     Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.
     A copy of the Amendment is filed as Exhibit 4.2 to this Form 8-A, and the Amendment and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment filed herewith.

Item 2. Exhibits.
Item 2 of the Form 8-A is hereby amended by adding the following exhibit filed herewith:
4.2	First Amendment to the Rights Agreement, dated as of November 23, 2008, between Alpharma Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Alpharma Inc.’s Current Report on Form 8-K filed on November 24, 2008).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.

DATED: November 24, 2008	By:	/s/ Thomas J. Spellman III

	Name:	Thomas J. Spellman III
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.2	First Amendment to the Rights Agreement, dated as of November 23, 2008, between Alpharma Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Alpharma Inc.’s Current Report on Form 8-K filed on November 24, 2008).